Exhibit 99.1

IKON ANNOUNCES FOURTH QUARTER
AND FISCAL YEAR 2005 RESULTS

Delivers Earnings Consistent With Company Expectations

Malvern, Pa. – October 27, 2005 – IKON Office Solutions (NYSE:IKN), the world’s largest independent channel for document management systems and services, today reported results for the fourth quarter and fiscal year ended September 30, 2005. Net income from continuing operations for the fourth quarter was $20 million, or $0.14 per diluted share, including $0.02 for charges incurred during the quarter. Excluding these charges, fourth quarter earnings per diluted share from continuing operations were $0.16.

Total revenue for the fourth quarter of fiscal year 2005 was $1.1 billion, compared to $1.14 billion for the fourth quarter of fiscal year 2004, a decline of 3%. Targeted revenue, which represents 98% of total revenue and excludes revenue from North American lease financing and de-emphasized technology hardware businesses, declined 1% compared to the prior year. When further adjusted for the sale of the Company’s operating subsidiaries in France and Mexico, targeted revenue was flat year to year. Foreign currency translation had a positive impact on total revenue of 0.3%.

“Our performance during the quarter confirmed that we are headed in the right direction,” said Matthew J. Espe, IKON’s Chairman and Chief Executive Officer. “Our momentum in both the Mid-Market and in National Accounts continued to deliver positive results. We increased placements of new digital black and white office equipment by 7%. Color equipment revenue grew 11% and color copy volume increased 48% as compared to the fourth quarter of fiscal 2004. In addition, this was our sixth consecutive quarter of record performance for placements of the IKON CPP™ 500, with 96% growth year over year from this important 50 page per minute production color multifunction system. These are all positive trends that we expect to continue as we begin our new fiscal year.”

For the fourth quarter of fiscal year 2005, the Company reported 6% revenue growth from its North American on-site Managed Services business, and 12% growth in Professional Services from consulting, network connectivity services, document strategy assessments and software solutions.

“Within IKON Enterprise Services, our U.S. on-site Managed Services business continued to add new customer contracts and expand revenues with existing customers, and we experienced growth in all key areas of Professional Services,” stated Espe. “During the quarter, our document consultants significantly increased the number of document strategy assessments performed, and sales of enabling technologies such as the IKON DocSend® scanning solution. Professional Services is an important contributor to overall revenue growth and margin enhancement, as our internal analysis shows that average selling prices can be enhanced by including software, services and workflow solutions with the traditional equipment sale.”

For fiscal year 2005, net income from continuing operations was $78 million, or $0.54 per diluted share, including $0.02 for charges incurred in the fourth quarter and $0.06 for previously disclosed charges incurred during the fiscal year. Excluding the impact of these charges, earnings per diluted share for fiscal year 2005 were $0.62, consistent with the Company’s previously communicated expectations of $0.60 to $0.63.

As previously disclosed, for fiscal year 2005 financial reporting, the Company will adopt FAS 123R, the new accounting standard on stock-based compensation. The Company anticipates that the implementation of this standard will reduce fiscal year 2005 earnings per diluted share by approximately $0.03. The actual impact on fiscal year 2005 and the impact by quarter will be disclosed when the Company files its Annual Report on Form 10-K in December.

Total revenue from continuing operations for fiscal year 2005 was $4.4 billion compared to $4.6 billion in fiscal year 2004, a decline of 4%. Approximately 90% of this $188 million revenue decline was due to an expected decline in finance income as a result of the Company’s exit from the leasing business in North America during fiscal year 2004. Foreign currency translation had a positive impact on total revenue of 0.8%.

Fourth Quarter 2005 Financial Details

Net Sales of $516 million, which includes the sale of copier/printer multifunction equipment and supplies, decreased 4% from the fourth quarter of fiscal year 2004. Excluding de-emphasized technology hardware revenue, Net Sales decreased 3% from last year’s fourth quarter. The year-over-year decrease was driven by a 2% decline in equipment revenue and the sale of the Company’s operating subsidiaries in France and Mexico. Gross margin on Net Sales declined to 25.9% from 26.8% in the same quarter a year ago, due primarily to competitive pricing and a continuation of aggressive promotions initiated during the second quarter of fiscal year 2005.

Services revenue of $564 million, which includes Customer Services revenue from the servicing of copier/printer equipment, on- and off-site Managed Services, Professional Services, rentals and other fees, was flat compared to the fourth quarter of fiscal year 2004. Gross margin on Services increased to 41.9% from 41.2% a year ago, as Customer Services gross margin increased over 4 percentage points, due to a lower cost structure resulting from the actions taken during the second quarter of fiscal year 2005 and a continued focus on cost and expense reductions.

Finance Income, derived from the retained U.S. leasing portfolio and IKON’s leasing operations in Europe, declined 36% to $22 million from the prior year reflecting the Company’s exit from the leasing business in North America. Substantially all of the finance income from the retained U.S. portfolio is expected to run off by the middle of fiscal year 2007.

Selling and Administrative Expenses declined 2% to $358 million in the fourth quarter of fiscal year 2005 from $367 million in the fourth quarter of fiscal year 2004. S&A expenses for the fourth quarter of fiscal year 2005 were negatively impacted by a $16 million charge that included $7 million related to the early termination of a consulting contract, $4 million due to a change in certain UK pension liabilities, $4 million from the early termination of real estate leases and $1 million related to Hurricanes Katrina and Rita. Excluding these charges, and a $5 million charge incurred in the fourth quarter of fiscal year 2004, S&A expenses decreased 6%, or $20 million, compared to last fiscal year’s fourth quarter, and represented 31.1% of revenue compared with 31.9% in the same quarter last year.

Operating Income was $39 million in the fourth quarter of fiscal year 2005 compared with $35 million in the fourth quarter of fiscal year 2004. This quarter’s results were positively impacted by a $10 million gain on the sale of the Company’s operating subsidiary in France. While this divestiture enabled the Company to eliminate an unprofitable business, IKON continues to serve pan-European customers through an ongoing presence in Paris, as well as its 50 other locations across Europe.

Balance Sheet and Liquidity

Unrestricted cash was $374 million as of September 30, 2005, with cash generated from continuing operations totaling $37 million for the fourth quarter and $9 million for fiscal year 2005. Cash from continuing operations for the year was consistent with management’s previous guidance. Capital expenditures on operating rentals and property and equipment, net of proceeds, totaled $3 million for the fourth quarter and $45 million for the year, compared to $26 million for the fourth quarter of fiscal year 2004 and $73 million for fiscal year 2004. The total debt to capital ratio decreased to 44% as of September 30, 2005, from 50%, as of September 30, 2004.

In September 2005, IKON issued $225 million of 7.75% Senior Unsecured Notes at par due in 2015. The proceeds of the Notes were used to purchase the remaining balance of the 5% convertible bonds due May 2007, which had an outstanding balance of $245 million as of June 30, 2005. During the fourth quarter of fiscal year 2005, the Company purchased approximately $192 million of that balance. The remaining $53 million balance was retired with cash in October in accordance with the call notice issued on September 21, 2005.

Consistent with its strategy, the Company purchased 5.3 million shares of IKON’s outstanding common stock for approximately $53 million. Throughout fiscal year 2005, the Company purchased 8.5 million shares for approximately $87 million, leaving $86 million remaining under the Company’s 2004 Board authorization.

IKON’s Board of Directors approved the Company’s regular quarterly cash dividend of $0.04 per common share, payable on December 10, 2005 to holders of record at the close of business on November 21, 2005.

Outlook

“Fiscal year 2005 was a year in which we made tremendous progress by simplifying our business and positioning the Company for growth,” said Espe. “We generated momentum in the Mid-Market with a renewed focus and aggressive marketing promotions. We grew our National Accounts presence and significantly increased our color equipment sales and placements of multifunction systems. In addition, we eliminated unprofitable and non-strategic businesses, reduced selling and administrative expenses, continued to buy back shares and improved our debt to capital ratio.”

Espe continued, “The work completed in fiscal year 2005 positions us well for the coming year. As we expect to continue improving our operational leverage by further aligning our selling and administrative expenses with industry benchmarks for fiscal year 2006, we expect earnings per diluted share from continuing operations to range between $0.70 and $0.75, including the impact of expensing stock options. As a result of the run off of the U.S. retained leasing portfolio and the sale of the businesses previously noted in fiscal year 2005, we anticipate fiscal year 2006 total revenue to decline 3% to 4%. We will maintain our focus on targeted revenue growth and expect it to be flat to up 1%. We also anticipate cash from continuing operations to be in the range of $50 million to $100 million.”

The Company also expects earnings per diluted share from continuing operations for the first quarter in fiscal year 2006 to range between $0.16 and $0.18, including the impact of expensing stock options.

About IKON

IKON Office Solutions, Inc. (www.ikon.com), the world’s largest independent channel for copier, printer and MFP technologies, delivers integrated document management solutions and systems, enabling customers worldwide to improve document workflow and increase efficiency. IKON integrates best-in-class systems from leading manufacturers, such as Canon, Ricoh, Konica Minolta, EFI and HP, and document management software from companies like Captaris, EMC (Documentum), Kofax and others, to deliver tailored, high-value solutions implemented and supported by its global services organization—IKON Enterprise Services. With fiscal year 2005 revenue of $4.4 billion, IKON has approximately 26,000 employees in 450 locations throughout North America and Western Europe.

QUARTERLY EARNINGS CONFERENCE CALL: Additional information regarding the fourth quarter results and the Company’s outlook for fiscal 2006 will be discussed on a conference call hosted by IKON at 10:00 a.m. EDT on Thursday, October 27, 2005. Please call (913) 981-5545 to participate. The live audio broadcast of the call, with slides, can be accessed on IKON’s Investor Relations homepage. A complete replay of the conference call will also be available on IKON’s Investor Relations homepage approximately two hours after the call ends through the next quarterly reporting period. To listen, please go to www.ikon.com and click on Investor Relations. Beginning at 1:00 p.m. EDT on October 27, 2005 and ending at midnight EST on October 31, 2005, a complete replay of the conference call can also be accessed via telephone by calling (719) 457-0820 and using the access code 8359074.

NON-GAAP INFORMATION: In the event any non-GAAP measures are discussed during the conference call, a file will be available, within 24 hours, on the Company’s website, www.ikon.com, that reconciles non-GAAP and GAAP results. The file can be accessed on the Investor Relations homepage.

This news release includes information which may constitute forward-looking statements within the meaning of the federal securities laws. These forward-looking statements include, but are not limited to, statements relating to our expected first quarter and full year fiscal 2006 results from continuing operations, the anticipated impact of stock option expensing on fiscal year 2005 earnings per share, growth in targeted revenue, the run off of our retained U.S. portfolio, our transition out of analog technologies, our ability to execute long-term strategic initiatives, achieve long-term growth objectives and improve operational efficiency. Although IKON believes the expectations contained in such forward-looking statements are reasonable, it can give no assurances that such expectations will prove correct. Such forward-looking statements are based upon management’s current plans or expectations and are subject to a number of risks and uncertainties, including, but not limited to: risks and uncertainties relating to conducting operations in a competitive environment and a changing industry; delays, difficulties, management transitions and employment issues associated with consolidation of, and/or changes in business operations; risks and uncertainties associated with existing or future vendor relationships; and general economic conditions. Certain additional risks and uncertainties are set forth in IKON’s 2004 Annual Report on Form 10-K/A and subsequent quarterly reports on Form 10-Q/A or 10-Q, as applicable, filed with the Securities and Exchange Commission. Prior period financial results in this news release are reported on a restated basis. As a consequence of these and other risks and uncertainties, IKON’s current plans, anticipated actions and future financial condition and results may differ materially from those expressed in any forward-looking statements. This news release also refers to certain non-GAAP financial measures, which IKON believes provide a reasonable basis on which to present adjusted financial information that provides investors with a useful indication of the performance of IKON’s ongoing operations and financial position. In particular, “targeted revenue” excludes the North American leasing and deemphasized technology hardware businesses. This adjusted financial information should not be construed as an alternative to our reported results determined in accordance with GAAP. A reconciliation of these non-GAAP financial measures to GAAP can be found within the Investor Relations section of www.IKON.com. All comparisons to prior year financial results pertain to restated results as reflected in our 2004 Form 10-K/A.

(FIKN)

_________________

IKON Office Solutions, Inc.
Financial Summary (in thousands, except earnings per share)
(unaudited)

                                          Fourth Quarter Fiscal
                                       ----------------------------
                                          2005              2004
                                       ----------        ----------
Revenues
Net sales                             $  515,643        $  538,563
Services                                 563,731           564,186
Finance income                            21,908            34,294
-------------------------------------------------------------------
                                       1,101,282         1,137,043
-------------------------------------------------------------------

Costs and Expenses
Cost of goods sold                       382,024           394,346
Services costs                           327,451           331,687
Finance interest expense                   5,255             8,669
Selling and administrative               358,124           367,168
Gain on divestiture of businesses         (9,630)                -
Restructuring reversal                      (787)                -
-------------------------------------------------------------------
                                       1,062,437         1,101,870
-------------------------------------------------------------------

Operating income                          38,845            35,173
Loss from early extinguishment of
 debt                                      4,300                 -
Interest expense, net                     10,442            13,136
-------------------------------------------------------------------
Income from continuing operations
 before taxes on income                   24,103            22,037
Taxes on income                            3,875             1,135
-------------------------------------------------------------------
Income from continuing operations         20,228            20,902
Discontinued operations:
 Operating loss                           (1,299)           (2,706)
 Tax benefit                                 513             1,068
Net loss from discontinued operations       (786)           (1,638)
-------------------------------------------------        ----------
Net income                            $   19,442        $   19,264
                                       ==========        ==========

Basic Earnings Per Common Share

Continuing operations                 $     0.15        $     0.14
Discontinued operations, net of
 income taxes                              (0.01)            (0.01)
                                       ----------        ----------
Net income                            $     0.14        $     0.13
                                       ==========        ==========

Diluted Earnings Per Common Share

Continuing operations                 $     0.14        $     0.14
Discontinued operations, net of
 income taxes                              (0.01)            (0.01)
                                       ----------        ----------
Net income                            $     0.14 (a)(b) $     0.13 (b)
                                       ==========        ==========

Weighted Average Common Shares
 Outstanding, Basic                      137,865           144,955
                                       ==========        ==========

Weighted Average Common Shares
 Outstanding, Diluted                    152,580           166,891
                                       ==========        ==========

Operations Analysis:
 Gross profit %, net sales                  25.9%             26.8%
 Gross profit %, services                   41.9%             41.2%
 Gross profit %, finance                    76.0%             74.7%
 Total gross profit %                       35.1%             35.4%
 Selling and administrative as a % of
  revenue                                   32.5%             32.3%
 Operating income as a % of revenue          3.5%              3.1%

(a) The sum of the earnings per share amounts do not equal the total due to rounding.

(b) The calculation of diluted earnings per common share for the fourth quarter of fiscal 2005 and 2004 assumes the conversion of convertible notes resulting in 12,921 and 19,295 shares,
    respectively. For purposes of diluted earnings per common share, net income for the fourth quarter of fiscal 2005 and 2004 includes the add-back of $1,481 and $2,269, respectively, representing interest expense, net of taxes, associated with such convertible notes.

IKON Office Solutions, Inc.
Financial Summary (in thousands, except earnings per share)
(unaudited)

                                             Year to Date Fiscal
                                          -------------------------
                                             2005           2004
                                          ----------     ----------
Revenues
Net sales                                $1,963,267     $1,988,764
Services                                  2,308,766      2,303,553
Finance income                              105,272        273,391
-------------------------------------------------------------------
                                          4,377,305      4,565,708
-------------------------------------------------------------------

Costs and Expenses
Cost of goods sold                        1,438,556      1,427,218
Services costs                            1,360,783      1,364,358
Finance interest expense                     26,288         89,416
Selling and administrative                1,389,009      1,470,707
(Gain) loss on divestiture of businesses    (11,531)        11,427
Asset impairments                               340
Restructuring                                10,203
-------------------------------------------------------------------
                                          4,213,648      4,363,126
-------------------------------------------------------------------

Operating income                            163,657        202,582
Loss from early extinguishment of debt        6,034         35,906
Interest expense, net                        45,013         48,059
-------------------------------------------------------------------
Income from continuing operations before
 taxes on income                            112,610        118,617
Taxes on income                              34,590         30,308
-------------------------------------------------------------------
Income from continuing operations            78,020         88,309
Discontinued operations :
 Operating income                           (20,709)        (7,623)
 Tax benefit                                  8,180         (3,008)
Net loss from discontinued operations       (12,529)        (4,615)
-------------------------------------------------------------------
Net income                               $   65,491     $   83,694
                                          ==========     ==========

Basic Earnings Per Common Share

Continuing operations                    $     0.56     $     0.60
Discontinued operations, net of income
 taxes                                        (0.09)         (0.03)
                                          ----------     ----------
Net income                               $     0.47     $     0.57
                                          ==========     ==========

Diluted Earnings Per Common Share

Continuing operations                    $     0.54     $     0.58
Discontinued operations, net of income
 taxes                                        (0.08)         (0.03)
                                          ----------     ----------
Net income                               $     0.46 (a) $     0.55 (a)
                                          ==========     ==========

Weighted Average Common Shares
 Outstanding, Basic                         139,890        146,634
                                          ==========     ==========

Weighted Average Common Shares
 Outstanding, Diluted                       158,556        169,282
                                          ==========     ==========

Operations Analysis:
 Gross profit %, net sales                     26.7%          28.2%
 Gross profit %, services                      41.1%          40.8%
 Gross profit %, finance                       75.0%          67.3%
 Total gross profit %                          35.4%          36.9%
 Selling and administrative as a % of
  revenue                                      31.7%          32.2%
 Operating income as a % of revenue             3.7%           4.4%

(a) The calculation of diluted earnings per common share for the fiscal 2005 and fiscal 2004 assumes the conversion of convertible notes resulting in 16,613 and 19,726 shares, respectively. For purposes of diluted earnings per common share, net income for fiscal 2005 and fiscal 2004 includes the add-back of $7,553 and
    $9,228, respectively, representing interest expense, net of taxes, associated with such convertible notes.

IKON Office Solutions, Inc.
Computations of Earnings per Common Share
(in thousands, except earnings per share)
(unaudited)
                                   Three Months Ended September 30,
                                --------------------------------------
                                       2005                2004
                                ------------------  ------------------

                                 Basic    Diluted    Basic    Diluted
                                --------  --------  --------  --------
Average Shares Outstanding

Common shares                   137,865   137,865   144,955   144,955
Convertible notes                          12,921              19,295
Restricted stock awards                       367                 308
Stock options                               1,427               2,333
----------------------------------------------------------------------
   Total shares                 137,865   152,580   144,955   166,891
----------------------------------------------------------------------

Income from continuing
 operations
Net income from continuing
 operations                    $ 20,228  $ 20,228  $ 20,902  $ 20,902
Interest on convertible notes,
 net                                        1,481               2,269
----------------------------------------------------------------------
Adjusted net income from
 continuing operations         $ 20,228  $ 21,709  $ 20,902  $ 23,171
----------------------------------------------------------------------
----------------------------------------------------------------------
Net loss from discontinued
 operations                    $   (786) $   (786) $ (1,638) $ (1,638)
----------------------------------------------------------------------
----------------------------------------------------------------------
Total adjusted net income      $ 19,442  $ 20,923  $ 19,264  $ 21,533
----------------------------------------------------------------------

Earnings per share ("EPS")
EPS from continuing operations $   0.15  $   0.14  $   0.14  $   0.14
EPS from discontinued
 operations                       (0.01)    (0.01)    (0.01)    (0.01)
----------------------------------------------------------------------
Total EPS                      $   0.14  $   0.14  $   0.13  $   0.13
======================================================================

                                  Twelve Months Ended September 30,
                                --------------------------------------
                                      2005                2004
                                ------------------  ------------------

                                 Basic    Diluted    Basic    Diluted
                                --------  --------  --------  --------
Average Shares Outstanding
Common shares                   139,890   139,890   146,634   146,634
Convertible notes                          16,613              19,726
Restricted stock awards                       378                 329
Stock options                               1,675               2,593
----------------------------------------------------------------------
   Total shares                 139,890   158,556   146,634   169,282
----------------------------------------------------------------------

Income from continuing
 operations
Net income from continuing
 operations                    $ 78,020  $ 78,020  $ 88,309  $ 88,309
Interest on convertible notes,
 net                                        7,553               9,228
----------------------------------------------------------------------
Adjusted net income from
 continuing operations         $ 78,020  $ 85,573  $ 88,309  $ 97,537
----------------------------------------------------------------------
----------------------------------------------------------------------
Net loss from discontinued
 operations                    $(12,529) $(12,529) $ (4,615) $ (4,615)
----------------------------------------------------------------------
----------------------------------------------------------------------
Total adjusted net income      $ 65,491  $ 73,044  $ 83,694  $ 92,922
----------------------------------------------------------------------

Earnings per share ("EPS")
EPS from continuing operations $   0.56  $   0.54  $   0.60  $   0.58
EPS from discontinued
 operations                       (0.09)    (0.08)    (0.03)    (0.03)
----------------------------------------------------------------------
Total EPS                      $   0.47  $   0.46  $   0.57  $   0.55
======================================================================

IKON Office Solutions, Inc.
Non - GAAP Reconciliation - Fourth Quarter
----------------------------------------------------------------------
Reconciliation of Reported to Targeted Revenue
(in thousands)
                                                             Targeted
                                  Reported   Adjustments(1)  Revenues
                                 ----------- -----------   -----------
 Fourth Quarter Fiscal 2005

  Total Revenues                 $1,101,282  $  (24,636)   $1,076,646

 Fourth Quarter Fiscal 2004

  Total Revenues                 $1,137,043  $  (44,295)   $1,092,748

        4Q Yr/Yr Growth                  -3%                       -1%
                                  ==========                ==========

(1) Adjusted for revenues from U.S. and Canadian lease financing and technology hardware, which have either been divested or de-
    emphasized.
----------------------------------------------------------------------
----------------------------------------------------------------------
Reconciliation of Targeted Revenue to Adjusted Targeted Revenue
(in thousands)
                                                             Adjusted
                                   Targeted                  Targeted
                                   Revenues  Adjustments(1)  Revenues
                                 ----------- -----------   -----------
 Fourth Quarter Fiscal 2005

  Total Revenues                 $1,076,646  $   (1,606)   $1,075,040

 Fourth Quarter Fiscal 2004

  Total Revenues                 $1,092,748  $  (15,064)   $1,077,684

        4Q Yr/Yr Growth                  -1%                        0%
                                  ==========                ==========

(1) Adjusted for revenues from operating subsidiaries in France and
    Mexico that were divested in 2005.
----------------------------------------------------------------------
----------------------------------------------------------------------
Reconciliation of Reported to Targeted Net Sales
(in thousands)
                                                            Targeted
                                  Reported   Adjustments(1) Net Sales
                                 ----------- -----------   -----------
 Fourth Quarter Fiscal 2005

  Net Sales                      $  515,643  $   (9,403)   $  506,240

 Fourth Quarter Fiscal 2004

  Net Sales                      $  538,563  $  (16,682)   $  521,881

        4Q Yr/Yr Growth                -4.3%                     -3.0%
                                  ==========                ==========

(1) Adjusted for revenues from technology hardware, which has been de-emphasized.
----------------------------------------------------------------------
----------------------------------------------------------------------
Reconciliation of Reported to Adjusted Earnings per Diluted Share
(in millions, except per share data)

Fourth Quarter Fiscal 2005                                  Non-GAAP
                                  Reported    Adjustments   Adjusted
                                 ----------- -----------   -----------

 Income from continuing
  operations before taxes on
  income                         $       24  $       (9)(a)$       34
 Taxes on income                          4           7 (b)        11
                                  ----------                ----------
 Net income from continuing
  operations                     $       20                $       23
                                  ==========                ==========

 Diluted EPS - Continuing
  Operations                     $     0.14                $     0.16
                                  ==========                ==========

 May not add due to rounding

(a) Includes $7 charge from early termination of a consulting contract, $4 charge due to a change in certain UK pension
    liabilities, $4 charge from the early termination of real estate leases, $1 charge from the impact of hurricanes Katrina and Rita,
    $4 charge from the early extinguishment of debt and $10 gain from the sale of our operating subsidiary in France.

(b) Tax impact of above adjustments.
----------------------------------------------------------------------
----------------------------------------------------------------------
Reconciliation of Reported to Adjusted Selling and Administrative
Expense
(in millions)

                                  Reported    Adjustments   Adjusted
                                 ----------- -------------------------
 Fourth Quarter Fiscal 2005

   Selling and administrative
    expense                      $      358  $      (16)(a)$      342

 Fourth Quarter Fiscal 2004

   Selling and administrative
    expense                      $      367  $       (5)(b)$      362

            $Change                      (9)                      (20)

  S&A as Percentage of Revenue
            Fiscal 2005                32.5%                     31.1%

  S&A as Percentage of Revenue
            Fiscal 2004                32.3%                     31.9%

(a) Includes $7 charge from early termination of a consulting contract, $4 charge due to a change in certain UK pension
    liabilities, $4 charge from the early termination of real estate leases, and $1 charge from the impact of hurricanes Katrina and
    Rita.

(b) Includes $5 for charges for litigation and long-term disability accrual.
----------------------------------------------------------------------

IKON Office Solutions, Inc.
Non - GAAP Reconciliation - Fiscal Year
----------------------------------------------------------------------
Reconciliation of Reported to Adjusted Earnings per Diluted Share
(in millions, except per share data)

 Fiscal 2005                                                  Non-GAAP
                                     Reported Adjustments     Adjusted
                                     -------- -----------     --------

 Income from continuing operations                        (a)
  before taxes on income             $   113  $      (23)     $   135
 Taxes on income                          35          11  (b)      46
                                      -------                  -------
 Net income from continuing
  operations                         $    78                  $    89
                                      =======                  =======

 Diluted EPS - Continuing Operations $  0.54                  $  0.62
                                      =======                  =======

 May not add due to rounding

(a) Includes $7 charge from early termination of a consulting contract, $4 charge due to a change in certain UK pension
    liabilities, $6 charge from the early termination of real estate leases, $1 charge from the impact of hurricanes Katrina and Rita,
    $11 charge for restructuring and asset impairment, $6 charge from the early extinguishment of debt and $12 gain from the divesture of businesses.

(b) Tax impact of above adjustments.
----------------------------------------------------------------------

                      IKON Office Solutions, Inc.
                      Consolidated Balance Sheets
                       Preliminary and Unaudited

                                          September 30,  September 30,
(in millions)                                 2005           2004
----------------------------------------------------------------------
Assets
Cash and cash equivalents                $       373.7  $       473.0
Restricted cash                                   18.3           27.0
Accounts receivable, net                         678.3          747.2
Finance receivables, net                         317.9          457.6
Inventories                                      241.5          233.3
Prepaid expenses and other current
 assets                                           42.7           62.6
Deferred taxes                                    52.7           64.5
----------------------------------------------------------------------
Total current assets                           1,725.1        2,065.2
----------------------------------------------------------------------

Long-term finance receivables, net               458.4          753.2

Equipment on operating leases, net               101.6           78.7

Property and equipment, net                      144.3          164.1

Goodwill                                       1,277.8        1,286.6

Unsold residual value                             44.9           45.5

Other assets                                      76.9          125.1
----------------------------------------------------------------------
Total Assets                             $     3,829.0  $     4,518.4
----------------------------------------------------------------------

Liabilities and Shareholders' Equity
Current portion of corporate debt        $         1.1  $        62.1
Current portion of non-corporate debt            299.4          439.9
Trade accounts payable                           211.8          308.1
Accrued salaries, wages and commissions           94.6          124.8
Deferred revenues                                111.9          132.3
Taxes payable                                     79.4           53.0
Other accrued expenses                           139.1          155.1
----------------------------------------------------------------------
Total current liabilities                        937.3        1,275.3
----------------------------------------------------------------------

Long-term corporate debt                         728.2          741.9

Long-term non-corporate debt                     225.3          422.9

Deferred taxes                                    20.9          187.1

Other long-term liabilities                      349.8          203.5

Commitments and contingencies

Shareholders' Equity

Common stock, no par value:  authorized:
 300.0 shares; issued September 30, 2005
 - 148.5 shares; September 30, 2004 -
 150.0, shares outstanding; September
 30, 2005 - 134.9 shares; September 30,
 2004 - 142.1 shares                           1,026.4        1,022.8
Series 12 preferred stock, no par value:
 authorized 480 shares; none issued or
 outstanding
Unearned compensation                             (4.3)          (2.2)
Retained earnings                                761.0          723.8
Accumulated other comprehensive (loss)
 income                                          (65.0)          20.2
Cost of common shares in treasury:
 September 30, 2005 - 14.4 shares;
 September 30, 2004 - 7.2  shares               (150.6)         (76.9)
----------------------------------------------------------------------
Total Shareholders' Equity                     1,567.5        1,687.7
----------------------------------------------------------------------
Total Liabilities and Shareholders'
 Equity                                  $     3,829.0  $     4,518.4
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                      IKON Office Solutions, Inc.
                 Consolidated Statements of Cash Flows
                              Preliminary

                                                       Year Ended
                                                      September 30,
                                                     2005      2004
 (in millions)                                         (unaudited)
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Cash Flows from Operating Activities

 Net income                                       $    65.5 $    83.7
 Net loss from discontinued operations                (12.6)     (4.6)
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 Income from continuing operations                     78.1      88.3

 Additions (deductions) to reconcile net income to
  net cash provided by (used by) operating
  activities:
  Depreciation                                         73.1      81.9
  Amortization                                          7.7       9.1
  (Gain) loss from divestiture of business            (11.5)     11.4
  Provision for losses on accounts receivable          16.3       7.7
  Restructuring charge                                 10.2
  Asset impairment charge                               0.3
  Deferred income taxes                              (100.1)   (289.3)
  Provision for lease default reserves                  2.9      28.2
  Pension expense                                      43.1      51.1
  Non-cash interest expense on debt supporting
   residual value                                       0.9       0.6
  Loss from early extinguishment of debt                6.0      35.9
  Changes in operating assets and liabilities (net
   of disposition of businesses):
   Decrease (increase) in accounts receivable          35.3    (252.7)
   Increase in inventories                            (14.1)     (6.0)
   Decrease (increase) in prepaid expenses and
    other assets                                        8.0     (39.8)
   Decrease in accounts payable, deferred revenues
    and accrued expenses                             (138.6)    (93.8)
   Decrease in accrued restructuring                   (8.3)
  Other, net                                           (0.7)     (3.1)
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   Net cash provided by (used by) continuing
    activities                                          8.6    (370.5)
   Net cash used by discontinued operations           (13.2)     (6.7)
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   Net cash used by operating activities               (4.6)   (377.2)
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Cash Flows from Investing Activities
 Proceeds from the divestiture of business             23.1   1,849.1
 Expenditures for property and equipment              (28.0)    (37.7)
 Expenditures for equipment on operating leases       (44.2)    (52.5)
 Proceeds from sale of property and equipment           3.7       5.1
 Proceeds from sale of equipment on operating
  leases                                               23.7      12.0
 Proceeds from the sale of finance receivables        249.1     383.4
 Finance receivables --  additions                   (385.6) (1,191.2)
 Finance receivables --  collections                  531.3   1,172.9
 Proceeds from life insurance (cash surrender
  value)                                               55.3
 Other                                                 (1.0)     (7.6)
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   Net cash provided by continuing operations         427.4   2,133.5
   Net cash provided by (used by) discontinued
    operations                                          1.6      (1.3)
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   Net cash provided by investing activities          429.0   2,132.2
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Cash Flows from Financing Activities
 Proceeds from issuance of long-term corporate
  debt                                                222.9       1.1
 Short-term corporate debt repayments, net             (0.8)     (3.2)
 Repayment of other borrowings                         (3.4)    (60.1)
 Long-term corporate debt repayments                 (300.7)   (327.9)
 Non-corporate debt  --  issuances                     18.7     441.0
 Non-corporate debt  --  repayments                  (366.5) (1,676.6)
 Dividends paid                                       (22.4)    (23.5)
 Decrease in restricted cash                            8.8      68.8
 Proceeds from option exercises and sale of
  treasury shares                                       4.8      10.2
 Purchases of treasury shares                         (86.9)    (78.1)
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   Net cash used by financing activities             (525.5) (1,648.3)
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 Effect of exchange rate changes on cash and cash
  equivalents                                           1.9       6.3
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 Net (decrease) increase in cash and cash
  equivalents                                         (99.2)    113.0
 Cash and cash equivalents at beginning of year       472.9     360.0
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 Cash and cash equivalents at end of period       $   373.7 $   473.0
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